As filed with the Securities and Exchange Commission on August 15, 2008

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BUCA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1802364
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003

Minneapolis, MN 55403

(Address of Principal Executive Offices) (Zip Code)

BUCA, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan)

John T. Bettin

President and Chief Executive Officer

BUCA, Inc.

1300 Nicollet Mall, Suite 5003

Minneapolis, Minnesota 55403

(612) 288-2382

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

Immediately upon the filing of this registration statement

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
COMMON STOCK, $01 PAR VALUE	250,000	$0.43	$107,500	$4.22

(1)	Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of the Registrant’s Common Stock as quoted on the Nasdaq National Market on August 11, 2008.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 250,000 shares of the Registrant’s Common Stock to be issued pursuant to BUCA, Inc.’s Employee Stock Purchase Plan, as amended and restated (the “Plan”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Commission related to the Plan (Registration Statement No.333-78295) is incorporated by reference herein.

PART II

INFORMATION REQUIRED BY GENERAL INSTRUCTION E OF FORM S-8 REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description
5	Opinion of Faegre & Benson LLP (filed herewith).

23.1	Consent of Faegre & Benson LLP (included in Exhibit 5).

23.2	Consent of Grant Thornton LLP (filed herewith).

24	Powers of Attorney (filed herewith).

99.1	BUCA, Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the Commission on March 30, 2007.)

Item 9.	Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Minneapolis, State of Minnesota, on August 15, 2008.

BUCA, INC.

By:	/s/ Dennis J. Goetz
Dennis J. Goetz
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 15, 2008.

Signature		Title

/s John T. Bettin John T. Bettin		President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ Dennis J. Goetz Dennis J. Goetz		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
John T. Bettin	Director)
Wallace B. Doolin	Director)
James T. Stamas	Director)	A majority of the
John P. Whaley	Director)	Board of Directors*

*	Richard Erstad, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By	/s/ Richard G. Erstad
Richard G. Erstad, Attorney-in-Fact

INDEX TO EXHIBITS

Item No.	Description	Method of Filing
5	Opinion of Faegre & Benson LLP	Filed herewith

23.1	Consent of Faegre & Benson LLP	Included in Exhibit 5

23.2	Consent of Grant Thornton LLP	Filed herewith

24	Power of Attorney	Filed herewith

99.1	BUCA, Inc. Employee Stock Purchase Plan	Incorporated by reference